Exhibit 99.1

For Immediate Release

Contact: John Lynch, Vice President, Treasurer and Investor Relations, 508-482-2314

Waters Reports Fourth Quarter and Full Year 2015 Financial Results

Strong Fourth Quarter Caps Milestone Year

Milford, Massachusetts, January 26, 2016 - Waters Corporation (NYSE: WAT) reported fourth quarter 2015 sales of $587 million, a slight increase versus sales of $584 million in the fourth quarter of 2014. Foreign currency translation reduced sales growth by approximately 5%. On a GAAP basis, earnings per diluted share (EPS) for the fourth quarter were $1.83 compared to $1.80 for the fourth quarter of 2014. On a non-GAAP basis, including the adjustments in the attached reconciliation, EPS declined 2% to $1.96 from $1.99 in the fourth quarter 2014. A description and reconciliation of GAAP to non-GAAP EPS is attached and can be found on the Company’s website at http://www.waters.com under the caption “Investors”.

For the full year, sales for the Company were $2.04 billion, an increase of 3% in comparison to sales of $1.99 billion in 2014, with foreign currency translation reducing sales growth by about 6%. On a GAAP basis, EPS for 2015 was $5.65 compared to $5.07 in 2014. On a non-GAAP basis, including adjustments in the attached reconciliation, EPS grew 7% to $5.89 from $5.48 in 2014.

Commenting on the Company’s performance, Christopher J. O’Connell, President and Chief Executive Officer said, “2015 was a true milestone year for Waters, highlighted by impressive and balanced growth across key products and markets, the significant impact of meaningful new innovations, and a smooth CEO transition. Heading into 2016, we are operating from a strong foundation.”

As communicated in a prior press release, Waters Corporation will webcast its fourth quarter 2015 financial results conference call this morning, January 26, 2016 at 8:30 a.m. eastern time. To listen to the call, connect to www.waters.com, choose “Investor Relations” and click on the “Live Webcast”. A replay will be available through February 2, 2016 at midnight eastern time, similarly by webcast and also by phone at 402-220-4152.

About Waters Corporation

Waters Corporation (NYSE: WAT) develops and manufactures advanced analytical science technologies for laboratory-dependent organizations. For more than 50 years, the company has pioneered a connected portfolio of separations science, laboratory information management, mass spectrometry and thermal analysis systems.

CAUTIONARY STATEMENT

This release may contain “forward-looking” statements regarding future results and events. For this purpose, any statements that are not statements of historical fact may be deemed forward-looking statements. Without limiting the foregoing, the words, “feels”, “believes”, “anticipates”, “plans”, “expects”, “intends”, “suggests”, “appears”, “estimates”, “projects”, and similar expressions, whether in the negative or affirmative, are intended to identify forward-looking statements. The Company’s actual future results may differ significantly from the results discussed in the forward-looking statements within this release for a variety of reasons, including and without limitation, foreign exchange rate fluctuations potentially affecting translation of the Company’s future non-U.S. operating results; the impact on demand among the Company’s various market sectors from economic, sovereign and political uncertainties; fluctuations in expenditures by the Company’s customers, in particular large pharmaceutical companies; introduction of competing products by other companies and loss of market share; pressures on prices from competitors and/or customers; regulatory, economic and competitive obstacles to new product introductions; other changes in demand from the effect of mergers and acquisitions by the Company’s customers; uncertainties relating to organizational/leadership changes; increased regulatory burdens as the Company’s business evolves, especially with respect to the U.S. Food and Drug Administration and U.S. Environmental Protection Agency, among others; shifts in taxable income in jurisdictions with different effective tax rates; the outcome of tax examinations or changes in respective country legislation affecting the Company’s effective tax rate; the ability to access capital, maintain liquidity and service our debt in volatile market conditions, particularly in the U.S., as a large portion of the Company’s cash is held and operating cash flows are generated outside the U.S.; environmental and logistical obstacles affecting the distribution of products and risks associated with lawsuits and other legal actions, particularly involving claims for infringement of patents and other intellectual property rights. Such factors and others are discussed more fully in the sections entitled “Forward-Looking Statements” and “Risk Factors” of the Company’s annual report on Form 10-K for the year ended December 31, 2014 and Form 10-Q for the period ended October 3, 2015 as filed with the Securities and Exchange Commission, which “Forward-Looking Statements” and “Risk Factors” discussions are incorporated by reference in this release. The forward-looking statements included in this release represent the Company’s estimates or views as of the date of this release report and should not be relied upon as representing the Company’s estimates or views as of any date subsequent to the date of this release.

Waters Corporation and Subsidiaries

Condensed Unclassified Consolidated Balance Sheets

(In thousands and unaudited)

	December 31, 2015	December 31, 2014

Cash, cash equivalents and investments	2,399,263	2,055,388
Accounts receivable	468,315	433,616
Inventories	263,415	246,430
Property, plant and equipment, net	333,355	321,583
Intangible assets, net	218,022	232,371
Goodwill	356,864	354,838
Other assets	221,919	233,708
Total assets	4,261,153	3,877,934

Notes payable and debt	1,668,336	1,465,243
Other liabilities	534,987	518,025
Total liabilities	2,203,323	1,983,268

Total equity	2,058,851	1,894,666
Total liabilities and equity	4,261,153	3,877,934

Waters Corporation and Subsidiaries

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014

Net sales	$586,610	$583,870	$2,042,332	$1,989,344
Cost of sales	237,915	233,119	842,672	824,913

Gross profit	348,695	350,751	1,199,660	1,164,431

Selling and administrative expenses	128,681	131,916	495,747	512,707
Research and development expenses	28,336	28,724	118,545	107,726
Acquired in-process research and development	3,855	15,456	3,855	15,456
Purchased intangibles amortization	2,576	2,616	10,123	10,634
Litigation provisions	3,939	—	3,939	—

Operating income	181,308	172,039	567,451	517,908

Interest expense, net	(6,070)	(7,566)	(25,532)	(27,168)

Income from operations before income taxes	175,238	164,473	541,919	490,740

Provision for income tax expense	24,184	13,181	72,866	59,120

Net income	$151,054	$151,292	$469,053	$431,620

Net income per basic common share	$1.85	$1.82	$5.70	$5.12

Weighted-average number of basic common shares	81,650	83,217	82,336	84,358

Net income per diluted common share	$1.83	$1.80	$5.65	$5.07

Weighted-average number of diluted common shares and equivalents	82,382	84,015	83,087	85,151

Waters Corporation and Subsidiaries

Quarterly Reconciliation of GAAP to Adjusted Non-GAAP Financials

(in thousands, except per share data)

The 2015 and 2014 adjusted amounts presented below are used by the management of the Company to measure operating performance against prior periods and forecasts and are not in accordance with generally accepted accounting principles (GAAP). These Non-GAAP amounts should be considered supplemental to, and not a substitute for, financial performance in accordance with GAAP. The Company believes that the use of Non-GAAP measures, such as Adjusted Non-GAAP Earnings Per Share (EPS) and Adjusted Non-GAAP Operating Income, helps management and investors gain a better understanding of the Company’s core operating results, and is consistent with how management measures performance for purposes of executive compensation and forecasts the Company’s performance. The reconciliation identifies items management has excluded as non-operational items. Management has excluded the following items:

•	Purchased Intangibles Amortization was excluded to allow for comparisons of operating results that are consistent over periods of time.

•	Restructuring Costs, Asset Impairments, Acquisition-Related Costs and Other One-Time Costs were excluded as the Company believes that costs to consolidate operations, reduce overhead and complete acquisitions are infrequent or unusual and are not indicative of normal operating costs.

•	Acquired In-Process Research and Development was excluded as the Company believes that the costs to license certain intellectual property are infrequent and are not indicative of normal operating costs. In 2015 and 2014, the Company entered into licensing arrangements for mass spectrometry technologies, primarily related to new medically-focused applications.

•	Litigation Provisions were excluded as these costs are isolated, unpredictable and not expected to recur regularly.

•	Infrequent Income Tax Items were excluded as these costs and benefits are typically the result of audit examination settlements, updates in management’s assessment of ongoing examinations or other unusual tax items and are not indicative of the Company’s normal or future income tax expense.

	(Unaudited)
	Three Months Ended		Twelve Months Ended
	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014

GAAP Selling and Administrative Expenses (including Purchased Intangibles	$(135,196)	$(134,532)	$(509,809)	$(523,341)
Amortization & Litigation Provisions)
Purchased Intangibles Amortization	2,576	2,616	10,123	10,634
Restructuring Costs, Asset Impairments, Acquisition-Related Costs & Other One-Time Costs	2,435	3,140	7,455	17,697
Litigation Provisions	3,939	—	3,939	—

Adjusted Non-GAAP Selling & Administrative Expenses	$(126,246)	$(128,776)	$(488,292)	$(495,010)

GAAP Research & Development Expenses (including Acquired In-Process Research and Development)	$(32,191)	$(44,180)	$(122,400)	$(123,182)
Acquired In-Process Research and Development	3,855	15,456	3,855	15,456

Adjusted Non-GAAP Research & Development Expenses	$(28,336)	$(28,724)	$(118,545)	$(107,726)

GAAP Operating Income	$181,308	$172,039	$567,451	$517,908
Acquired In-Process Research and Development	3,855	15,456	3,855	15,456
Purchased Intangibles Amortization	2,576	2,616	10,123	10,634
Restructuring Costs, Asset Impairments, Acquisition-Related Costs & Other One-Time Costs	2,435	3,140	7,455	17,697
Litigation Provisions	3,939	—	3,939	—

Adjusted Non-GAAP Operating Income	$194,113	$193,251	$592,823	$561,695

GAAP Provision for Income Tax Expense	$(24,184)	$(13,181)	$(72,866)	$(59,120)
Acquired In-Process Research and Development	(786)	(3,323)	(786)	(3,323)
Purchased Intangibles Amortization	(729)	(718)	(2,888)	(3,024)
Restructuring Costs, Asset Impairments, Acquisition-Related Costs & Other One-Time Costs	(606)	(925)	(2,377)	(4,979)
Litigation Provisions	(1,478)	—	(1,478)	—
Infrequent Income Tax Items	959	(357)	2,326	2,383

Adjusted Non-GAAP Provision for Income Tax Expense	$(26,824)	$(18,504)	$(78,069)	$(68,063)

GAAP Net Income	$151,054	$151,292	$469,053	$431,620
Acquired In-Process Research and Development	3,069	12,133	3,069	12,133
Purchased Intangibles Amortization	1,847	1,898	7,235	7,610
Restructuring Costs, Asset Impairments, Acquisition-Related Costs & Other One-Time Costs	1,829	2,215	5,078	12,718
Litigation Provisions	2,461	—	2,461	—
Infrequent Income Tax Items	959	(357)	2,326	2,383

Adjusted Non-GAAP Net Income	$161,219	$167,181	$489,222	$466,464

GAAP EPS	$1.83	$1.80	$5.65	$5.07
Acquired In-Process Research and Development	0.04	0.14	0.04	0.14
Purchased Intangibles Amortization	0.02	0.02	0.09	0.09
Restructuring Costs, Asset Impairments, Acquisition-Related Costs & Other One-Time Costs	0.02	0.03	0.06	0.15
Litigation Provisions	0.03	—	0.03	—
Infrequent Income Tax Items	0.01	—	0.03	0.03

Adjusted Non-GAAP EPS	$1.96	$1.99	$5.89	$5.48